Exhibit 10.18

February 14, 2018

Dr. Robert T. McNally

President & Chief Executive Officer

1900 Lake Park Drive

Suite 380

Atlanta, Georgia 30080

Dr. McNally:

We are pleased that GeoVax Labs, Inc. (“GeoVax” or the “Company”) has decided to retain Maxim Group LLC (“Maxim”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm Maxim’s acceptance of such retention and set forth the terms of our engagement.

1.

Retention. The Company hereby retains Maxim as its financial advisor and investment banker to provide general financial advisory and investment banking services, and Maxim accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Maxim may provide certain or all of the following services (collectively referred to as the “Advisory Services”):

(a)	provide a valuation analysis of the Company including:
I.	Comparable company analysis;
II.	Precedent transaction analysis;

(b)

assist m`anagement of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(c)	advise the Company on matters relating to its capitalization including a potential national exchange listing;

(d)	assist management of the Company with the preparation of the Company’s marketing materials and investor presentations;

(e)	assist the Company with strategic introductions;

(f)

work closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will include assisting the Company in determining key business actions, including assistance with strategic partnership discussions and review of financing requirements, intended to help enhance shareholder value and exposure to the investment community;

(g)

advise the Company on potential financing alternatives and merger and acquisition criteria and activity, including facilitation and negotiation of any financial or structural aspects of such alternatives; and

(h)	provide such other financial advisory and investment banking services upon which the parties may mutually agree.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 *  tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

New York, NY * Long Island, NY * Redbank, NJ * Boca Raton, FL * Lafayette, CA

February 14, 2018 GeoVax Labs, Inc.

It is expressly understood and agreed that Maxim shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Maxim need not perform each of the above-referenced tasks in order to receive the fees described in Section 3. It is further understood that Maxim’s tasks may not be limited to those enumerated in this paragraph.

2.          Information. In connection with Maxim’s activities hereunder, the Company will cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Maxim deems appropriate and will provide Maxim with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Maxim that all Information made available to Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Maxim pursuant to this Agreement may not be disclosed publicly without Maxim’s prior written consent, except as required by law. Maxim will treat all non-public information received from you confidentially and will not use such information for any purpose except to provide services to you hereunder. Maxim will not disclose such information except (i) to Maxim’s officers, employees, agents and representatives as necessary to perform the services (provided such persons are under obligation to keep such information confidential), (ii) with the Company's prior consent, (iii) if such information is made publicly available other than by Maxim in violation of this agreement, or (iv) as is otherwise required by law or judicial or regulatory process (provided that to the extent practicable, Maxim notifies the Company of such requirement in sufficient time to allow the Company the opportunity to seek a protective order or other means of maintaining the confidentiality of such Information

3.          Compensation. As consideration for Maxim’s services pursuant to this Agreement, Maxim shall be entitled to receive, and the Company agrees to pay Maxim, the following compensation:

(a)

The Company shall pay to Maxim a non-refundable monthly fee of $7,500 (USD) for the term of this Agreement; however in no event shall the Company pay fewer than six (6) monthly fee payments to Maxim. Upon execution of this Agreement, the monthly fee payments will accrue, without interest, on a monthly basis and the total monthly fee payment amount accrued will be payable on the six (6) month anniversary of the Agreement. Thereafter, monthly fee payments shall be payable at the beginning of each month until the termination of the Agreement (subject to the minimum six month time period detailed in the preceding sentence). The monthly fee payments shall be payable by wire or other immediately available funds. The fees appearing in Exhibit B (hereto, the “Fee Schedule”) shall be earned by and paid to Maxim by the Company in connection with any Financings (as such terms are defined hereafter) undertaken by the Company, the full terms of which will be will be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements. The fees enumerated in Exhibit B are separate and apart from the monthly fee payments enumerated earlier in this paragraph.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

(b)

Simultaneous to the execution of this Agreement, the Company will issue to Maxim or its designees 5,000,000 shares of its common stock (“Common Stock”). The shares of Common Stock will have customary piggyback registration rights similar to those that accompanied the shares it acquired upon exercise of the warrant to acquire the Company’s common stock it previously held, with the exception that such piggyback registration rights shall not apply to any registration statements filed by the Company related to shares held by, or issuable to, Sabby Management LLC or any of its affiliates.. Upon Maxim’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the transfer agent to remove the restrictive legend from the Common Stock pursuant to Rule 144; however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met.

(c)

The Company and Maxim acknowledge and agree that, in the course of performing services hereunder and with the Company’s permission, Maxim may communicate with (as the Company’s advisor) or introduce the Company to third parties approved in advance by the Company who may be interested in providing equity financing to the Company (a “Financing”). The Company agrees that if during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement either the Company, on one hand, or any party to whom the Company was introduced by Maxim or who was contacted by Maxim on behalf of the Company during the term hereof in connection with a possible Financing for the Company on the other hand, proposes a Financing involving the Company, then, if any such Financing is consummated, the Company shall pay to Maxim fees in accordance with the Fee Schedule. Such fees shall be payable to Maxim in cash at the closing or closings of the Financing to which it relates. The parties agree and acknowledge that any Financing received from Sabby Management LLC or any of its affiliates are excluded from the rights detailed in this Section 3(c).

4.          Expenses. In addition to payment to Maxim of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Maxim in connection with its engagement hereunder. Maxim will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $5,000 in the aggregate without prior and specific authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees.

5.          Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6.          Intentionally Left Blank.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

7.          Other Activities; Maxim Representation. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association. Maxim may, but shall not be required to, present opportunities to the Company. Maxim represents that it is registered as a broker-dealer and has met and will continue to meet all registration, and licensing requirements that it is required to meet under applicable regulations in order to lawfully provide the services that Maxim has agreed to provide, or that Maxim contemplates that it will provide, to the Company. Maxim will not provide any services, for which it does not have the requisite licenses, registrations and approvals necessary to comply with all applicable regulations. Maxim is in good standing with FINRA.

8.          Term and Termination; Survival of Provisions. Either Maxim or the Company may terminate this Agreement at any time upon 30 days’ prior written notice to the other party, effective at any time after the six (6) month anniversary of this Agreement. Unless a termination occurs prior to such date, this engagement will expire on December 31, 2018. In the event of such termination, the Company shall pay and deliver to Maxim: (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, (ii) all compensation which may be earned by Maxim after the Termination Date pursuant to Section 3 hereof, and (iii) shall reimburse Maxim for all expenses incurred by Maxim in connection with its services hereunder pursuant to Section 4 hereof. All such fees and reimbursements due to Maxim pursuant to the immediately preceding sentence shall be paid to Maxim on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof). If the Company terminates the Agreement for Cause (as hereinafter defined), upon thirty (30) days’ notice and effective within twelve months of the execution of this Agreement, Maxim shall return the pro rata amount of the Common Stock described in Section 3(b) above based on the amount of time remaining in such six (6) month period. Pursuant to this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by Maxim of which the Company has provided Maxim with reasonable notice. Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between Maxim and the Company may only be terminated in accordance with the terms thereof, unless otherwise specifically provided therein, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 8, 9, 10, 11, 15 and 17 shall survive the termination of this Agreement.

9.           Notices. All notices will be in writing and will be effective when delivered in person or sent via U.S. Mail or private carrier or via facsimile or email and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Dr. Robert T. McNally
President & Chief Executive Officer
GeoVax Labs, Inc.
1900 Lake Park Drive
Suite 380
Atlanta, Georgia 30080
Telephone: (678) 384-7220
Facsimile:
Email: rmcnally@geovax.com

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

With a copy to:
Mark W. Reynolds
Chief Financial Officer
GeoVax Labs, Inc.
1900 Lake Park Drive
Suite 380
Atlanta, Georgia 30080
Telephone: (678) 384-7220
Facsimile: (678) 384-7281
Email: mreynolds@geovax.com

And
T. Clark Fitzgerald III
Womble Bond Dickinson (US) LLP
271 17th Street NW
Suite 271
Atlanta, GA 30363-1017
Telephone: (404) 879-2455
Facsimile:
Email: clark.fitzgerald@wbd-us.com

To Maxim:	James Siegel, Esq.
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 895-3508
Facsimile: (212) 895-3860
Email:

Mr. Clifford Teller
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Email:

10.          Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the parties to this Agreement, or arising out of the Agreement shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York City. The following arbitration agreement should be read in conjunction with these disclosure.

ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;
(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND
(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN THE UNDERSIGNED AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, FROM OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

11.          Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12.          Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13.          Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

14.         No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder.

15.          Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

16.          Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures and copies of signatures delivered by email shall be deemed to be original signatures for all purposes.

February 14, 2018 GeoVax Labs, Inc.

17.          Disclaimers. Maxim and the Company further agree that neither Maxim nor any of its affiliates or any of its/their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Advisory Services rendered herein, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Maxim or any such officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents and that are finally and fully judicially determined to have resulted solely from the gross negligence or willful misconduct of Maxim officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter.

Very truly yours,

MAXIM GROUP LLC

By:
Ritesh Veera
Managing Director, Investment Banking

By:
Clifford A. Teller
Executive Managing Director, Investment Banking

Agreed to and accepted this 14th day of February, 2018

GeoVax Lab, Inc.

_____________________________

Dr. Robert T. McNally

President & Chief Executive Officer

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, unless otherwise provided therein), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of an Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal ) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present and former current affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent such failure to notify causes the Company to suffer actual and material prejudice as a result of such failure. If the Company so elects, the Company may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, provided the Company permits an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense. Notwithstanding the foregoing, in the event (i) the Company fails promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between the Company or its counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and the Company agrees to pay the reasonable fees and disbursements of such separate counsel as incurred; provided however, that the Company will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an inaccurate adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party. Without the Company’s prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that the Company reimburse the Indemnified Person for fees and expenses as provided in the Agreement, the Company agrees that it will be liable for any settlement of any proceeding effected without its prior written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of the request for reimbursement, and (ii) the Company will not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

February 14, 2018 GeoVax Labs, Inc.

Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

1. For any Financing, the Company shall:

(i)pay Maxim a cash fee of eight percent (8.0%) of the amount of capital raised, invested or committed; and

(ii)deliver a warrant to Maxim (the “Agent Warrant”) to purchase shares of the Company’s common stock (the “Common Stock”) equal to eight percent (8.0%) of the number of shares of Common Stock underlying the securities issued in the Financing. Such Agent Warrant will be issued at each Closing and shall provide, among other things, that the Agent Warrant shall (i) be exercisable at an exercise price of 110% to the price of the securities (or the exercise price of the securities) issued to the investors in the Financing, (ii) expire five (5) years from the date of issuance, (iii) contain standard anti-dilution protection and such other anti-dilution price protection provided to the investors in the Financing, (iv) include registration rights equal to those provided to the investors, (v) contain provisions for cashless exercise and (vi) include such other terms as are normal and customary for warrants of this type.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com